Exhibit 3.4

Bye-laws of

Teekay Tankers Ltd.

TABLE OF CONTENTS

INTERPRETATION		1

1.	Definitions	1

SHARES		3

2.	Power to Issue Shares	3

3.	Power of the Company to Purchase its Shares	3

4.	Rights Attaching to Shares	3

5.	Calls on Shares	9

6.	Forfeiture of Shares	9

7.	Share Certificates	10

8.	Fractional Shares	11

REGISTRATION OF SHARES		12

9.	Register of Members	12

10.	Registered Holder Absolute Owner	12

11.	Transfer of Registered Shares	12

12.	Transmission of Registered Shares	14

ALTERATION OF SHARE CAPITAL		15

13.	Power to Alter Capital	15

14.	Variation of Rights Attaching to Shares	15

DIVIDENDS AND CAPITALISATION		15

15.	Dividends	15

16.	Power to Set Aside Profits	16

17.	Method of Payment	16

18.	Capitalisation	17

MEETINGS OF MEMBERS		17

19.	Annual General Meetings	17

20.	Special General Meetings	19

21.	Requisitioned General Meetings	19

22.	Place of Meetings and Order of Business	19

23.	Notice	19

24.	Giving Notice and Access	20

25.	Fixing A Record Date for Meetings	20

26.	Postponement or cancellation of General Meeting	20

27.	Electronic Participation and security in Meetings	21

28.	Quorum at General Meetings	21

29.	Chair to Preside at General Meetings	21

30.	Voting on Resolutions	21

31.	Power to Demand a Vote on a Poll	22

32.	Voting by Joint Holders of Shares	23

33.	Instrument of Proxy	23

34.	Representation of Corporate Member	24

35.	Adjournment of General Meeting	24

36.	Written Resolutions	25

37.	Directors Attendance at General Meetings	25

DIRECTORS AND OFFICERS		26

38.	Election of Directors	26

39.	Nomination of Directors	26

40.	Number of Directors	27

41.	Removal of Directors	28

42.	Vacancy in the Office of Director	28

43.	Remuneration of Directors	29

44.	Defect in Appointment	29

45.	Directors to Manage Business	29

46.	Powers of the Board of Directors	29

47.	Register of Directors and Officers	30

48.	Appointment and Removal of Officers	31

49.	Duties of Officers	31

50.	Remuneration of Officers	32

51.	Conflicts of Interest	32

52.	Indemnification and Exculpation of Directors and Officers	32

MEETINGS OF THE BOARD OF DIRECTORS		34

53.	Board Meetings	34

54.	Notice of Board Meetings	35

55.	Electronic Participation in Meetings	35

56.	Quorum at Board Meetings	35

57.	Board to Continue in the Event of Vacancy	35

58.	Chair to Preside	35

59.	Written Resolutions	35

60.	Validity of Prior Acts of the Board	35

CORPORATE RECORDS		36

61.	Minutes	36

62.	Place Where Corporate Records Kept	36

63.	Form and Use of Seal	36

ACCOUNTS		36

64.	Records of Account	36

65.	Financial Year End	37

AUDITS		37

66.	Annual Audit	37

67.	Appointment of Auditor	37

68.	Remuneration of Auditor	37

69.	Duties of Auditor	37

70.	Access to Records	38

71.	Financial Statements and the Auditor’s Report	38

72.	Vacancy in the Office of Auditor	38

VOLUNTARY WINDING-UP AND DISSOLUTION		38

73.	Winding-Up	38

74.	Business Opportunities	38

CHANGES TO CONSTITUTION		40

75.	Changes to Bye-laws	40

76.	Discontinuance	40

Teekay Tankers Ltd.

INTERPRETATION

1.	DEFINITIONS

1.1.	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

“Act”	the Companies Act 1981;

“Auditor”	includes an individual, company or partnership;

“Board”	the board of Directors (including, for the avoidance of doubt, a sole Director) appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

“Company”	the company for which these Bye-laws are approved and confirmed;

“Director”	a director of the Company;

“Member”	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

“notice”	written notice as further provided in these Bye-laws unless otherwise specifically stated;

“Officer”	any person appointed by the Board to hold an office in the Company;

“Register of Directors and Officers”	the register of Directors and Officers referred to in these Bye-laws;

“Register of Members”	the register of Members referred to in these Bye-laws;

“Resident Representative”	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

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“Secretary”	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

“Voting Shares	the total voting power of the then issued and outstanding shares of the Company entitled to vote generally in the election of Directors;

“Teekay Corporation”	means Teekay Corporation Ltd., an exempted company limited by shares continued into Bermuda on or about 30 September 2024; and

“Treasury Share”	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.

1.2.	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(c)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(d)	a reference to a statutory provision shall be deemed to include any amendment or re-enactment thereof;

(e)	the phrase “issued and outstanding” in relation to shares, means shares in issue other than Treasury Shares;

(f)	the word “corporation” means a corporation whether or not a company within the meaning of the Act; and

(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3.

In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

Teekay Tankers Ltd.

1.4.	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	POWER TO ISSUE SHARES

2.1.

Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

2.2.

Subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

3.	POWER OF THE COMPANY TO PURCHASE ITS SHARES

3.1.	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2.	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.	RIGHTS ATTACHING TO SHARES

4.1.

At the date these Bye-laws are adopted, the share capital of the Company is divided into three classes: (i) 485,000,000 Class A common shares of par value $0.01 each (the “Class A Common Shares”); (ii) 100,000,000 Class B common shares of par value $0.01 each (the “Class B Common Shares” and together with the Class A Common Shares, the “Common Shares”) and (iii) 100,000,000 preference shares of par value $0.01 each (the “Preferred Shares”).

4.2.

The following is a statement of the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Shares and the Class B Common Shares of the Company.

(a)

Except as otherwise set forth below in this Bye-law 4.2, the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Shares and the Class B Common Shares shall be identical in all respects.

(b)

Subject to the rights of the holders of any issued and outstanding Preferred Shares, and subject to any other provisions of these Bye-laws, holders of Class A Common Shares and Class B Common Shares shall be entitled to receive such dividends and other distributions in cash, shares of any company (other than Common Shares of the Company) or property of the Company when and as may be declared thereon by the Board

Teekay Tankers Ltd.

from time to time out of assets or funds of the Company legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Shares or right to acquire Common Shares, including distributions pursuant to share splits or divisions of Common Shares of the Company, only Class A Common Shares shall be paid or distributed with respect to Class A Common Shares and only Class B Common Shares shall be paid or distributed with respect to Class B Common Shares. The number of Class A Common Shares and Class B Common Shares so distributed in respect of each share shall be equal for each such class of Common Shares. Neither the Class A Common Shares nor the Class B Common Shares may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each such class of Common Shares.

(c)

At every meeting of the Members of the Company, each holder of Class A Common Shares shall be entitled to one vote in person or by proxy for each Class A Common Share standing in such holder’s name on the books of the Company, and each holder of Class B Common Shares shall be entitled to five votes in person or by proxy for each share of Class B Common Shares standing in such holder’s name on the books of the Company, in connection with the election of Directors and all other matters submitted to a vote of Members; provided, however, that in the event the aggregate votes of the issued and outstanding Class B Common Shares exceed 49% of the votes of the issued and outstanding Class A Common Shares and Class B Common Shares, voting together as a single class, the number of votes to which each holder of Class B Common Shares is otherwise entitled pursuant to these Bye-laws shall be reduced pro rata such that the aggregate votes of the issued and outstanding Class B Common Shares equal 49% of the votes of the issued and outstanding Class A Common Shares and Class B Common Shares, voting together as a single class. Except as may be otherwise required by law or by these Bye-laws, the holders of Class A Common Shares and Class B Common Shares shall vote together as a single class and their votes shall be counted and totalled together on all matters submitted to a vote of Members of the Company. Any provision of these Bye-laws for the voluntary, mandatory or other conversion of Class B Common Shares into or for Class A Common Shares on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A Common Shares, and every reference in these Bye-laws to a majority or other proportion of the votes of Common Shares, Class A Common Shares or Class B Common Shares shall refer to such majority or other proportion of the votes to which such Common Shares, Class A Common Shares or Class B Common Shares are entitled.

(d)

In the event of any dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, after payment in full of the amounts, if any, required to be paid to the Company’s creditors and the holders of Preferred Shares, the remaining assets and funds of the Company shall be distributed pro rata to the holders of Common Shares, and the holders of Class A Common Shares and the holders of Class B Common Shares shall be entitled to receive the same amount per share in respect thereof. For

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purposes of this paragraph (d) of this Bye-law 4.2, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the assets of the Company or a consolidation or merger of the Company with or into one or more other corporations or entities (whether or not the Company is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Company, voluntary or involuntary.

(e)

Each Class B Common Share shall automatically be converted into one Class A Common Share upon the transfer of such share if, after such transfer, such share is not beneficially owned by Teekay Corporation or any of its affiliates (not including the Company and the Company’s subsidiaries) or any successor to Teekay Corporation’s business or all or substantially all of its assets. For purposes of these Bye-laws, each reference to a “person” shall be deemed to include not only a natural person, but also a company, corporation, partnership, limited liability company, joint venture, association or legal entity of any kind; each reference to a “natural person” (or to a “record holder’’ of shares, if a natural person) shall be deemed to include in their representative capacity a guardian, executor, administrator or other legal representative of such natural person or record holder. For purposes of these Bye-laws, “affiliate” and “beneficial ownership” shall have the meanings ascribed to such terms in Rules 12b-2 and 13d-3, respectively, under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, each Class B Common Share shall automatically be converted into one Class A Common Share on the date, if any, on which the aggregate number of issued and outstanding Class A Common Shares and Class B Common Shares beneficially owned by Teekay Corporation and its affiliates (not including the Company and the Company’s subsidiaries) or any successor to Teekay Corporation’s business or all or substantially all of its assets, represents less than 15% of the aggregate number of shares of the then issued and outstanding Common Shares. For the avoidance of doubt, the last sentence of paragraph (b) of this Bye-law 4.2 shall not apply to the preceding sentence.

The Company will provide notice to all holders of record of the Common Shares as of the conversion date of any automatic conversion of all issued and outstanding Class B Common Shares pursuant to the immediately preceding paragraph of this paragraph (e) of this Bye-law 4.2 as soon as practicable following any such conversion; provided, however, that the Company may satisfy such notice requirement by providing such notice to such holder of record not more than sixty (60) nor less than fifteen (15) days prior to such conversion. Such notice shall be provided by mailing notice of such conversion, first class postage prepaid, to each holder of record of the Common Shares, at such holder’s address as it appears on the books of the Company; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any Class B Common Share. Each such notice shall state, as appropriate, the following:

(i)	the automatic conversion date;

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(ii)	that all issued and outstanding Class B Common Shares are (or will be) automatically converted; and

(iii)

the place or places where certificates, if any, for such Class B Common Shares may be surrendered in exchange for certificates representing Class A Common Shares or uncertificated entry on the books of the Company of Class A Common Shares.

The Company shall not be required to pay any documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Class A Common Shares on the conversion of Class B Common Shares pursuant to this paragraph (e) of this Bye-law 4.2, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(f)

Each record holder of Class B Common Shares (not including the Company and the Company’s subsidiaries) may convert any or all of such Class B Common Shares into an equal number of Class A Common Shares by such record holder providing a written notice to the Company, accompanied by certificates, if any, for such shares and any payment required for documentary, stamp or similar issue or transfer taxes, stating that such record holder desires to convert such Class B Common Shares into the same number of Class A Common Shares, including for the purpose of the sale or other disposition of such Class A Common Shares, and requesting that the Company issue all of such Class A Common Shares to persons named therein, setting forth the number of Class A Common Shares to be issued to each such person and, if to be issued in certificated form, the denominations in which the certificates therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date such record holder provides such written notice (and, if applicable, certificates) to the Company.

(g)

Immediately upon any automatic or voluntary conversion of Class B Common Shares pursuant to the provisions of this Bye-law 4.2, the rights of the holders of the applicable Class B Common Shares as such shall cease and such holders shall be treated for all purposes as having become the record owners of the Class A Common Shares issuable upon such conversion; provided, however, that such holders shall be entitled to receive when paid any dividends declared on the Class B Common Shares as of a record date preceding the time of such conversion and unpaid as of the time of such conversion.

Upon any conversion of Class B Common Shares into Class A Common Shares pursuant to the provisions of this Bye-law 4.2, any dividend payable in Class B Common Shares, for which the record date shall precede but the payment date shall be subsequent to such conversion, that may have been declared on the Class B Common Shares so converted shall be deemed to have been declared, and shall be payable, with respect to the Class A Common Shares into or for which such Class B Common Shares shall have been so converted, and any such dividend that shall have been declared on such shares payable in Class B Common Shares shall be deemed to have been declared and shall be payable in Class A Common Shares.

Teekay Tankers Ltd.

(h)

The Company shall not reissue or resell any Class B Common Shares that shall have been converted into Class A Common Shares pursuant to or as permitted by the provisions of this Bye-law 4.2, or any Class B Common Shares that shall have been acquired by the Company in any other manner.

(i)

The Company shall at all times reserve and keep available, out of its authorised but unissued share capital, such number of Class A Common Shares as would become issuable upon the conversion of all Class B Common Shares then issued and outstanding.

(j)

All rights to vote and all voting power (including, without limitation, the right to elect Directors) shall be vested exclusively in the holders of Common Shares, voting together as a single class, except as otherwise expressly provided in these Bye-laws or by the resolution or resolutions adopted by the Board designating the powers, preferences and rights of any Preferred Shares or as otherwise expressly required by applicable law.

4.3.

The Board is authorised to provide for the issuance of the Preferred Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preferred Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preferred Shares, to vary the rights attached to any other series of Preferred Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)

the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c)	whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)

whether the series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares) and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)

whether or not the shares of that series shall be redeemable or repurchaseable and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

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(f)	whether that series shall have a sinking fund for the redemption or repurchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g)

the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series;

(i)	the rights of holders of that series to elect or appoint Directors; and

(j)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.4.

Any Preferred Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preferred Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board or as part of any other series of Preferred Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preferred Shares.

4.5.

At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.6.

All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

Teekay Tankers Ltd.

5.	CALLS ON SHARES

5.1.

The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2.

Any amount which, by the terms of allotment of a share, becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3.	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4.	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by such Member, although no part of that amount has been called up or become payable.

6.	FORFEITURE OF SHARES

6.1.

If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

Teekay Tankers Ltd. (the “Company”)

You have failed to pay the call of [amount of call] made on [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on [date], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Teekay Tankers Ltd.

Dated this [date]

[Signature of Secretary] By Order of the Board

6.2.

If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

6.3.

A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

6.4.

The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

7.	SHARE CERTIFICATES

7.1.	Subject to the provisions of this Bye-law 7, every Member shall be entitled to a certificate.

7.2.	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

7.3.

The shares of the Company may be certificated or uncertificated shares, as provided under the Act, and shall be entered in the books of the Company and registered as they are issued. Every holder of shares shall be entitled to have a certificate in form meeting the requirements of law and approved by the Board that certifies the number of shares owned by such holder in the Company. Any certificates shall be signed by an Officer and/or a Director, however designated, of the Company. The signatures upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent other than the Company itself or its employees. In case any person who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such Officer or Director before such certificate is issued, it may be issued by the Company with the same effect as if they were such Officer or Director at the date of issue. As used in these Bye-laws, the term “uncertificated shares” refers to shares of the Company that: (i) are not represented by an instrument; (ii) the transfer of which is registered upon books maintained for that purpose by or on behalf of the Company; and (iii) are of a type commonly dealt in upon securities exchanges or markets. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

7.4.	For each class or series of shares the Company shall be authorised to issue, the powers, designations, references and relative, participating, optional or other special rights of each class

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of shares or series thereof and the qualifications, limitations or restrictions of such preferences or rights shall be set forth in full or summarized on the face or back of any certificate which the Company shall issue to represent each class or series of shares; provided, however, that, except as otherwise required by the Act, in lieu of the foregoing requirements, there may be set forth on the face or back of any certificate which the Company shall issue to represent such class or series of shares, a statement that the Company will furnish without charge to each Member that so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof and the qualifications, limitations or restrictions of such preferences or rights. Within a reasonable time after the issuance or transfer of uncertificated shares, the Company or its transfer agent shall send to the registered owner thereof a written notice containing the information, described above, that is required to be set forth or stated on the Company’s share certificates, together with any additional information required to be provided to such registered owners.

7.5.

The Board may direct a new share certificate or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the share certificate to be lost or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as it shall require and/or give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost or destroyed. Nothing in this Bye-law 7 shall preclude Officers and/or Directors from replacing a purported lost, stolen or destroyed certificate without Board approval.

7.6.	Notwithstanding any provisions of these Bye-laws:

(a)

the Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)

unless otherwise determined by the Board and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

8.	FRACTIONAL SHARES

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in

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proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

9.	REGISTER OF MEMBERS

9.1.	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

9.2.

The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty (30) days in each year.

10.	REGISTERED HOLDER ABSOLUTE OWNER

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.	TRANSFER OF REGISTERED SHARES

11.1.	Upon surrender to the Company or the transfer agent of the Company of an instrument of transfer and:

(a)

certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, the Company shall issue a new certificate or evidence of the issuance of uncertificated shares to the Member entitled thereto, cancel the old certificate, if any, and record the transaction upon the Company’s books.

(b)

receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the Member entitled thereto, and such transactions shall be recorded upon the books of the Company.

11.2.	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Teekay Tankers Ltd.

Transfer of a Share or Shares

Teekay Tankers Ltd. (the “Company”)

FOR VALUE RECEIVED     [amount] , I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address] , [number] shares of the Company.

DATED this [date]

Signed by:	In the presence of:
Transferor	Witness

Signed by:	In the presence of:
Transferee	Witness

11.3.

Such instrument of transfer shall be signed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

11.4.

The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

11.5.

The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up. The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

11.6.	Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

11.7.

The Board shall have power and authority to make such additional rules and regulations as they may deem expedient concerning the issuance, registration and transfer of the Company’s shares, and may appoint transfer agents and registrars thereof.

11.8.

Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

Teekay Tankers Ltd.

12.	TRANSMISSION OF REGISTERED SHARES

12.1.

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

12.2.

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

Teekay Tankers Ltd. (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, their executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [date]

Signed by:	In the presence of:
Transferor	Witness

Signed by:	In the presence of:
Transferee	Witness

Teekay Tankers Ltd.

12.3.

On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

12.4.

Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

ALTERATION OF SHARE CAPITAL

13.	POWER TO ALTER CAPITAL

13.1.

The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act.

13.2.	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

14.	VARIATION OF RIGHTS ATTACHING TO SHARES

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied in accordance with the terms specified by Section 47(7) of the Act. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

15.	DIVIDENDS

15.1.

The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

15.2.

The Board may fix a time not exceeding sixty (60) days preceding the date fixed for the payment of any dividend, the making of any distribution, the allotment of any rights or the taking of any other action, as a record time for the determination of the Members entitled to receive any such dividend, distribution, or allotment or for the purpose of such other action.

Teekay Tankers Ltd.

15.3.	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

15.4.

The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

16.	POWER TO SET ASIDE PROFITS

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

17.	METHOD OF PAYMENT

17.1.

Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by cheque or bank draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the Member may direct in writing, or by transfer to such account as the Member may direct in writing or otherwise agree.

17.2.

In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or bank draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may direct in writing, or by transfer to such account as the joint holders may direct in writing. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

17.3.	The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise.

17.4.

Any dividend and/or other moneys payable in respect of a share which has remained unclaimed for six (6) years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

17.5.

The Company shall be entitled to cease sending dividend cheques and drafts by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or draft.

Teekay Tankers Ltd.

18.	CAPITALISATION

18.1.

The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

18.2.

The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

19.	ANNUAL GENERAL MEETINGS

19.1.

The annual general meeting of Members of the Company shall be held on such day and at such time and place as the Board may determine for the purpose of electing Directors and transacting such other business as may properly be brought before the meeting. The Chair of the Board or, in the Chair’s absence, another person designated by the Board shall act as the Chair of all annual general meetings of Members.

19.2.

Notwithstanding the foregoing, if there is a failure to hold the annual general meeting within a period of ninety (90) days after the date designated therefor, or if no date has been designated for a period of thirteen (13) months after the Company’s last annual general meeting, holders of not less than 10% of the total Voting Shares may, in writing, demand the calling of a special meeting in lieu of the annual general meeting specifying the time thereof, which shall not be less than two (2) nor more than three (3) months from the date of such call. The Secretary of the Company upon receiving the written demand shall promptly give notice of such meeting, or if the Secretary fails to do so within five (5) business days thereafter, any Member signing such demand may give such notice. Such notice shall state the purpose or purposes of the proposed special meeting. The shares represented at such meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum notwithstanding any provision of these Bye-laws to the contrary.

Nature of Business at Annual Meeting of Members

19.3.

No business may be transacted at an annual general meeting of the Members, other than business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorised committee thereof) or, if applicable, an authorised Member pursuant to Bye-law 19.2 above, (ii) otherwise properly brought before the annual general meeting by or at the direction of the Board (or any duly authorised committee thereof) or (iii) otherwise properly brought before the annual general meeting by any Member or Members of the Company, (A) who own beneficially or of record, in the aggregate, not less than one-fifth of the voting power of all Voting Shares on the date of the giving of the notice provided

Teekay Tankers Ltd.

for in this Bye-law 19 and have remained Members of record of at least such voting power of all Voting Shares through the record date for the determination of Members entitled to vote at such annual general meeting, and (B) who comply with the notice procedures set forth in Bye-law 19.4.

19.4.

In addition to any other applicable requirements, for business to be properly brought before an annual general meeting by a Member or Members, such Member or Members must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, such notice to the Secretary of the Company must be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the anniversary date of the immediately preceding annual general meeting. In the event the annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the Member or Members must be given not later than ten (10) days following the earlier of the date on which notice of the annual general meeting was mailed to Members or the date on which public disclosure of the date of the annual general meeting was made.

19.5.

To be in proper written form, a notice of a Member or Members to the Secretary of the Company must set forth, as to each matter such Member or Members propose to bring before the annual general meeting, (i) a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting, (ii) the name and record address of each such Member, (iii) the class or series and number of shares of the Company which are owned beneficially or of record by each such Member, and a representation that the Member or Members own beneficially or of record, in the aggregate, not less than one-fifth of the voting power of all Voting Shares, (iv) a description of all arrangements or understandings between such Member or Members and any other person or persons (including their names) in connection with the proposal of such business by such Member or Members and any material interest of any such Member in such business and (v) a representation that such Member or Members intend to appear in person or by proxy at the annual general meeting to bring such business before the meeting. In addition, notwithstanding anything in this Bye-law 19 to the contrary, a Member or Members intending to nominate one or more persons for election as a Director at an annual general meeting must comply with Bye-law 39 (Nomination of Directors) of these Bye-laws for such nomination or nominations to be properly brought before such meeting.

19.6.

No business shall be conducted at the annual general meeting of Members except business brought before the annual general meeting in accordance with the procedures set forth in this Bye-law 19; provided, however, that, once business has been properly brought before the annual general meeting in accordance with such procedures, nothing in this Bye-law 19 shall be deemed to preclude discussion by any Member of any such business. If the chair of an annual general meeting determines that business was not properly brought before the annual general meeting in accordance with the foregoing procedures, the chair of the meeting shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

Teekay Tankers Ltd.

20.	SPECIAL GENERAL MEETINGS

Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Shares, special general meetings of the Members for any purpose or purposes may be called only by (a) the Chair of the Board or the Company’s Chief Executive Officer, at the direction of the Board as set forth in a resolution stating the purpose or purposes thereof approved by the Board, or (b) so long as Teekay Corporation and its affiliates (other than the Company and its subsidiaries) beneficially own at least a majority of the total voting power of the Voting Shares, Teekay Corporation. Only such business as is specified in the notice of any special general meeting of the Members shall come before such meeting.

21.	REQUISITIONED GENERAL MEETINGS

The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply. The relevant provisions of Bye-law 19 shall apply to any such requisitioned meeting.

22.	PLACE OF MEETINGS AND ORDER OF BUSINESS

22.1.

Either the Board or the Chair of the Board may designate the place, if any, of meeting for any meeting of the Members. If no designation is so made, the place of meeting shall be the principal executive offices of the Company.

22.2.	The order of business at all meetings of the Members shall be determined by the chair of the meeting.

23.	NOTICE

23.1.

Notice of every meeting of Members, other than any meeting the giving of notice of which is otherwise provided by law, stating the date, time, and place thereof, and in the case of special general meetings, the purposes thereof and the name of the person or persons at whose direction the notice is being issued, shall be given in the manner set out in Bye-laws 24.1(a) to 24.1(d) at least fifteen (15) but not more than sixty (60) days before such meeting, to each Member of record entitled to vote thereat and to each Member of record who, by reason of any action proposed at such meeting would be entitled to have such Member’s shares appraised if such action were taken, and the notice shall include a statement of that purpose and to that effect. Notice of a meeting need not be given to any Member who signs a written waiver, or waives by electronic transmission, whether before or after the meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

23.2.

The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

Teekay Tankers Ltd.

24.	GIVING NOTICE AND ACCESS

24.1.	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)

by sending it by post to such Member’s address in the Register of Members, or at such address as to which the Member has given notice to the Secretary, in which case the notice shall be deemed to have been served five (5) days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)

by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two (2) days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)

by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)

by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met.

24.2.

Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

24.3.

In proving service under Bye-laws 24.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

25.	FIXING A RECORD DATE FOR MEETINGS

The Board may fix a time not more than sixty (60) nor less than fifteen (15) days prior to the date of any meeting of Members as the time as of which Members entitled to notice of and to vote at such a meeting shall be determined, and all persons who were holders of record of Voting Shares at such time and no others shall be entitled to notice of and to vote at such meeting.

26.	POSTPONEMENT OR CANCELLATION OF GENERAL MEETING

To the extent permitted by applicable law, the Secretary may, and on the instruction of the Chair of the Board or Chief Executive Officer of the Company or the Board, the Secretary shall, postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws), provided that notice of postponement or cancellation is given to the Members before the time for such meeting. Fresh notice of the date, time and place for a postponed meeting shall be given to each Member in accordance with these Bye-laws.

Teekay Tankers Ltd.

27.	ELECTRONIC PARTICIPATION AND SECURITY IN MEETINGS

27.1.

Members may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

27.2.

The Board may, and at any general meeting, the chair of such meeting may, make any arrangement and impose any requirement or restriction it or they consider appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chair of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

28.	QUORUM AT GENERAL MEETINGS

Except as otherwise provided by law, the holders of a majority of the total voting power of all Voting Shares, represented in person or by proxy, shall constitute a quorum at a meeting of Members, except that when specified business is to be voted on by a class or series of shares, the holders of a majority of the then issued and outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If less than a quorum is present, the chair of the meeting or the holders of a majority of the total voting power of all Voting Shares, represented in person or by proxy, shall have power to adjourn any meeting until a quorum shall be present.

29.	CHAIR TO PRESIDE AT GENERAL MEETINGS

At every meeting of Members, the Chair of the Board, or in such person’s absence, the Chief Executive Officer, or in the absence of both of them, any other Officer of the Company, shall act as chair of the meeting. In the absence of the Chair of the Board, the Chief Executive Officer or another Officer to act as chair of the meeting, the Board, or if the Board fails to act, the Members may appoint any Member, Director or Officer of the Company to act as chair of any meeting.

30.	VOTING ON RESOLUTIONS

30.1.	Any action required or permitted to be taken by the Members of the Company must be effected at a duly called meeting of the Members or, as described below, by the consent of the Members.

30.2.

If a quorum is present, and except as otherwise expressly provided by law or applicable stock exchange rules, the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote thereon shall be the act of the Members; provided, however, that Directors shall be elected by a plurality of the votes cast by Members entitled to vote thereat. At any meeting of Members, with respect to a matter for which a Member is entitled to vote, each such Member may

Teekay Tankers Ltd.

exercise such voting right either in person or by proxy; provided, however, that no proxy shall be valid after the expiration of eleven months from the date such proxy was authorised, unless otherwise provided in the proxy. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in the laws of Bermuda to support an irrevocable power.

30.3.	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

30.4.

At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote per person and shall cast such vote by raising their hand.

30.5.

In the event that a Member participates in a general meeting by telephone, electronic or other communication facilities or means, the chair of the meeting shall direct the manner in which such Member may cast their vote on a show of hands.

30.6.

At any general meeting if an amendment is proposed to any resolution under consideration and the chair of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

30.7.

At any general meeting a declaration by the chair of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

31.	POWER TO DEMAND A VOTE ON A POLL

31.1.	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chair of such meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)

any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)

any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

31.2.

Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have the number of votes per share conferred by these Bye-laws upon each share of which such person is the holder or for

Teekay Tankers Ltd.

which such person holds a proxy and such votes shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chair of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all their votes or cast all the votes they use in the same way.

31.3.

A poll demanded for the purpose of electing a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chair (or acting chair) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

31.4.

Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record their vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast their vote in such manner as the chair of the meeting shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by one or more scrutineers appointed by the Board or, in the absence of such appointment, by a committee of not less than two Members or proxy holders appointed by the chair of the meeting for the purpose, and the result of the poll shall be declared by the chair of the meeting.

32.	VOTING BY JOINT HOLDERS OF SHARES

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

33.	INSTRUMENT OF PROXY

33.1.	A Member may appoint a proxy by:

(a)	an instrument in writing in substantially the following form or such other form as the Board may determine from time to time or the Board or the chair of the meeting shall accept:

Proxy

Teekay Tankers Ltd. (the “Company”)

I/We, [insert names here] , being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing them, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment or postponement thereof. [Any restrictions on voting to be inserted here.]

Teekay Tankers Ltd.

Signed this [date]

Member(s)

or

(b)	such telephonic, electronic or other means as may be approved by the Board from time to time.

33.2.

The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and appointment of a proxy which is not received in the manner so permitted shall be invalid.

33.3.	A Member who is the holder of two or more shares may appoint more than one proxy to represent them and vote on their behalf in respect of different shares.

33.4.	The decision of the chair of any general meeting as to the validity of any appointment of a proxy shall be final.

34.	REPRESENTATION OF CORPORATE MEMBER

34.1.

A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

34.2.

Notwithstanding the foregoing, the chair of the meeting may accept such assurances as they think fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

35.	ADJOURNMENT OF GENERAL MEETING

Any meeting of the Members, may adjourn from time to time to reconvene at the same or some other place, and except as provided in this Bye-law 35, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the meeting is adjourned for lack of quorum, notice of the new meeting shall be given to each Member of record entitled to vote at the meeting. If after an adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record on the new record date entitled to notice in Bye-law 23 (Notice).

Teekay Tankers Ltd.

36.	WRITTEN RESOLUTIONS

36.1.

Any action required or permitted to be taken at any annual or special general meeting of the Members of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken, shall be signed by all Members of the Company; provided, however, that so long as Teekay Corporation and its affiliates (other than the Company and its subsidiaries) beneficially own shares representing a majority of the total voting power of the Voting Shares, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken, shall be signed by the holders of issued and outstanding shares having not less than the minimum number of votes that would be necessary to authorise or take such action at a meeting at which all Voting Shares were present and voted.

36.2.

A written resolution is passed when it is signed by (or in the case of a Member that is a corporation, on behalf of) the Members who at the date that the notice is given represent such majority of votes as specified and in accordance with Bye-law 36.1.

36.3.	A resolution in writing may be signed in any number of counterparts.

36.4.

A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

36.5.	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

36.6.	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of their term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of their term of office.

36.7.

For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation, on behalf of) the last Member whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

37.	DIRECTORS ATTENDANCE AT GENERAL MEETINGS

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

Teekay Tankers Ltd.

DIRECTORS AND OFFICERS

38.	ELECTION OF DIRECTORS

Except as otherwise provided by law, subject to these Bye-laws, the Directors of the Company shall be elected at the annual general meeting of Members. Each Director shall be elected to serve until the next succeeding annual general meeting of Members and until their successor shall have been duly elected and qualified, except in the event of their earlier death, resignation or removal.

39.	NOMINATION OF DIRECTORS

39.1.

Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors of the Company at any meeting of Members, except as may be otherwise provided in these Bye-laws with respect to the right, if any, of holders of Preferred Shares of the Company to nominate and elect a specified number of Directors in certain circumstances.

39.2.

Nominations of persons for election to the Board may be made at any annual general meeting of Members (i) by or at the direction of the Board (or any duly authorised committee thereof) or (ii) by any Member or Members of the Company (A) who own beneficially or of record, in the aggregate, not less than one-fifth of the voting power of all Voting Shares on the date of the giving of the notice provided for in this Bye-law 39 and on the record date for the determination of Members entitled to vote at such meeting; and (B) who comply with the notice procedures set forth in Bye-law 39.3 below.

39.3.

In addition to any other applicable requirements, for a nomination to be made by a Member or Members, such Member or Members must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely with respect to an annual general meeting, such notice to the Secretary of the Company must be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the anniversary date of the immediately preceding annual general meeting of Members. In the event the annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the Member or Members must be given not later than ten (10) days following the earlier of the date on which notice of the annual general meeting was mailed to Members or the date on which public disclosure of the date of the annual general meeting was made. In the case of a special general meeting called for the purpose of electing Directors, notice by the Member or Members must be given not later than ten (10) days following the earlier of the date on which notice of the special general meeting was mailed to Members or the date on which public disclosure of the date of the special general meeting was made.

39.4.

To be in proper written form, a notice of a Member or Members to the Secretary of the Company must set forth: (i) as to each person whom the Member or Members propose to nominate for election as a Director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of the Company which are owned beneficially or of record by the person and (D) any other

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information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder applicable to issuers that are not “foreign private issuers” (as defined in the Exchange Act and the rules and regulation promulgated thereunder), and (ii) as to each Member giving the notice (A) the name and record address of such Member, (B) the class or series and number of shares of the Company which are owned beneficially and of record by such Member and a representation that the Member or Members giving such notice own beneficially or of record, in the aggregate, not less than one-fifth of the voting power of all Voting Shares, (C) a description of all arrangements or understandings between such Member and each proposed nominee and any other person and persons (including their names) pursuant to which the nomination(s) are to be made by such Member, (D) a representation that such Member intends to appear in person or by proxy at the meeting to nominate the person or persons named in its notice, and (E) any other information relating to such Member that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder that are applicable to issuers that are not “foreign private issuers.” Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.

39.5.

No person shall be eligible for election as a Director of the Company at a meeting of Members unless nominated in accordance with the procedures set forth in this Bye-law 39. If the chair of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chair shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

40.	NUMBER OF DIRECTORS

The Board shall consist of such number of Directors being not less than three (3) Directors and not more than twelve (12) (subject to any rights of the holders of Preferred Shares to elect additional Directors under specified circumstances) as determined from time to time by resolution adopted by affirmative vote of (a) a majority of the entire Board or (b) the holders of the shares representing a majority of the total voting power of the Voting Shares; provided, however, that from and after the date that Teekay Corporation and its affiliates (other than the Company and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the Voting Shares, the Company’s Members shall only be entitled to change the number of Directors comprising the entire Board by the affirmative vote of not less than 80% of the total voting power of the Voting Shares. No decrease in the number of Directors shall shorten the term of any incumbent Director. The Directors need not be residents of Bermuda or Members of the Company. As used in these Bye-laws, the term “entire Board” means the total number of Directors that the Company would have if there were no vacancies or unfilled newly created directorships.

Teekay Tankers Ltd.

41.	REMOVAL OF DIRECTORS

41.1.

Notwithstanding any other provision of these Bye-laws (and notwithstanding the fact that some lesser percentage may be specified by law, these Bye-laws), any Director or the entire Board may be removed at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the Voting Shares or by Directors constituting at least two-thirds of the entire Board; provided, however, that from and after the date that Teekay Corporation and its affiliates (other than the Company and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the Voting Shares, Directors may only be removed for cause and only by the affirmative vote of not less than 80% of the total voting power of the Voting Shares. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Shares shall have the right, voting separately as a class, to elect one or more Directors of the Company, the provisions of this Bye-law 41 shall not apply with respect to the Director or Directors elected by such holders of Preferred Shares.

41.2.

In order for the Company’s Members to remove a Director, a special general meeting of the Members shall be convened and held in accordance with these Bye-laws, or the Members may act by written consent in lieu of a meeting as set forth in these Bye-laws. Notice of any such meeting convened for the purpose of removing a Director shall contain a statement of such intention.

41.3.

For the purpose of this Bye-law 41, “cause” means (i) conviction of a felony, indictable offence or similar criminal offence or (ii) willful misconduct that results in material injury (monetary or otherwise) to the Company or any of its subsidiaries.

41.4.

Notwithstanding anything to the contrary, if a Director is removed from the Board by the Company’s Members under the provisions of this Bye-law 41, the Members may fill the vacancy at the meeting at which (or through the written consent in lieu of a meeting by which) such Director is removed. In the absence of such election or appointment, the Board may fill the vacancy.

42.	VACANCY IN THE OFFICE OF DIRECTOR

42.1.	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with their creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns their office by notice to the Company.

42.2.	Any vacancies in the Board for any reason and any created directorships resulting from any increase in the number of Directors, may be filled solely by the vote of not less than a majority of

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the members of the Board then in office, although less than a quorum, or by the sole remaining Director; provided, however, that until Teekay Corporation and its affiliates (other than the Company and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the Voting Shares, if such vacancy was caused by an action of the Members, the vacancy shall be filled by the affirmative vote of the holders of at least a majority of the total voting power of the Voting Shares (or by the Board, in the absence of the Members so filling such vacancy). Any Director so chosen shall hold office until the next succeeding annual general meeting of Members and until their successor shall be duly elected and qualified, except in the event of their earlier death, resignation or removal. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Shares shall have the right, voting separately as a class, to elect one or more Directors of the Company, the then authorised number of Directors shall be increased by the number of Directors so to be elected, and the terms of the Director or Directors elected by such holders shall expire at the next succeeding annual general meeting of Members.

43.	REMUNERATION OF DIRECTORS

The Board may from time to time, in its discretion, fix the amounts which shall be payable to members of the Board and to members of any committee, for attendance at the meetings of the Board or of such committee and for services rendered to the Company.

44.	DEFECT IN APPOINTMENT

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they were, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

45.	DIRECTORS TO MANAGE BUSINESS

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

46.	POWERS OF THE BOARD OF DIRECTORS

The Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)

exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

Teekay Tankers Ltd.

(c)

appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)

appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)

by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)

delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board, which may consist partly or entirely of non-Directors, provided that every such committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)

authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

47.	REGISTER OF DIRECTORS AND OFFICERS

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

Teekay Tankers Ltd.

48.	APPOINTMENT AND REMOVAL OF OFFICERS

The Board shall appoint a Chief Executive Officer, Chief Financial Officer and Secretary and such other Officers as it may deem necessary. Officers may be of any nationality. The salaries of Officers and any other compensation paid to them shall be fixed from time to time by the Board. Each Officer shall hold office until their successor shall have been duly appointed and qualified except in the event of the earlier termination of their term of office through death, resignation, removal or otherwise. Any Officer may be removed by the Board at any time with or without cause. Any vacancy in an office may be filled for the unexpired portion of the term of such office by the Board at any meeting.

49.	DUTIES OF OFFICERS

Chief Executive Officer

49.1.

The Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer of a company and such other duties as may, from time to time, be assigned to them by the Board or as may be provided by law. In the absence of the Chair of the Board or an appointee of the Board, the Chief Executive Officer of the Company shall preside at all meetings of the Board and of the Members at which they shall be present.

Chief Financial Officer

49.2.

The Chief Financial Officer shall have general supervision over the care and custody of the funds and securities of the Company and shall deposit the same or cause the same to be deposited in the name of the Company in such depositories as the Board may designate, shall disburse the funds of the Company as may be ordered by the Board, shall have supervision over the accounts of all receipts and disbursements of the Company, shall, whenever required by the Board, render or cause to be rendered financial statements of the Company, shall have the power and perform the duties usually incident to the office of Chief Financial Officer and shall have such powers and perform other duties as may be assigned to them by the Board or Chief Executive Officer.

Secretary

49.3.

The Secretary may, in their discretion, act as secretary of all meetings of the Members and of the Board at which they are present, shall have supervision over the giving and serving of notices of the Company, shall be the custodian of the corporate records and of the corporate seal, if any, of the Company, shall be empowered to affix the corporate seal to those documents, the execution of which, on behalf of the Company under its seal, is duly authorised and when so affixed may attest the same, and shall exercise the powers and perform such other duties as may be assigned to them by the Board or the Chief Executive Officer.

Other Offices

49.4.	Any Officers other than those described in Bye-laws 49.1 through 49.3 shall exercise such powers and perform such duties as may be assigned to them by the Board or the Chief Executive Officer.

Teekay Tankers Ltd.

Evidence of Indebtedness

49.5.

Notwithstanding the duties, powers and authority set out in Bye-laws 49.1 to 49.4, the Chief Executive Officer, the Chief Financial Officer or any other Officer or Officers that the Board may designate shall have full authority in the name of and on behalf of the Company to enter into, execute and deliver any contract, agreement, or other instruments or notes, or other evidence of indebtedness, unless such authority shall be limited by the Board to specific instances.

50.	REMUNERATION OF OFFICERS

The Officers shall receive such remuneration as the Board may determine.

51.	CONFLICTS OF INTEREST

51.1.

Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

51.2.	A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest as required by the Act.

51.3.	An Interested Director who has complied with the requirements of the foregoing Bye-law may:

(a)	vote in respect of such contract or proposed contract; and/or

(b)	be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on,

and no such contract or proposed contract shall be void or voidable by reason only that the Interested Director voted on it or was counted in the quorum of the relevant meeting and the Interested Director shall not be liable to account to the Company for any profit realised thereby.

52.	INDEMNIFICATION AND EXCULPATION OF DIRECTORS AND OFFICERS

Right to Indemnification

52.1.

The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party to or a witness in or is otherwise involved in any action, suit, claim, inquiry or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) and whether formal or informal (a “Proceeding”), by reason of the fact that they are or were a Director or Officer of the Company or, while a Director or Officer of the Company, is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another company or corporation, or of a partnership, joint venture, trust, non-profit entity or other entity, including service with respect

Teekay Tankers Ltd.

to employee benefit plans, against any and all liabilities and losses suffered, and expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred, by such Covered Person in connection with such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Bye-law 52.5, the Company shall be required to indemnify or advance expenses to a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person (and not by way of defence) only if the commencement of such Proceeding (or part thereof) by the Covered Person (a) was authorised in the specific case by the Board, or (b) was brought to establish or enforce a right to indemnification under these Bye-laws, any agreement, the Act or otherwise.

52.2.

The foregoing indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of their duties with or for the Company or any subsidiary thereof, provided that, such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

Prepayment of Expenses

52.3.

The Company shall, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, pay the expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by a Covered Person who was or is made or is threatened to be made a party to or a witness in or is otherwise involved in any Proceeding, by reason of the fact that they are or were a Director or Officer of the Company or, while a Director or Officer of the Company, is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another company or corporation, or of a partnership, joint venture, trust, non-profit entity or other entity, including service with respect to employee benefit plans, in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Bye-law 52 or otherwise.

Claims

52.4.

If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Bye-law 52 is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been presented to the Company, the Covered Person may file suit against the Company to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In addition, the Covered Person may file suit against the Company to establish a right to indemnification or advancement of expenses. In any such action the Company shall have the burden of proving by

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clear and convincing evidence that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Non-exclusivity of Rights

52.5.

The rights conferred on any Covered Person by this Bye-law 52 shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of these Bye- laws, agreement, vote of Members or disinterested Directors or otherwise.

Other Sources

52.6.

The Company’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another company or corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced to the extent such Covered Person has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise payable by the Company.

Amendment or Repeal

52.7.

Any repeal or modification of the provisions of this Bye-law 52 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Other Indemnification and Prepayment of Expenses

52.8.

This Bye-law 52 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorised by appropriate corporate action.

Insurance

52.9.

The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Company or is or was serving at the request of the Company as a director or officer against any liability asserted against such person and incurred by such person in such capacity, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of these Bye-laws.

MEETINGS OF THE BOARD OF DIRECTORS

53.	BOARD MEETINGS

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Subject to these Bye-laws, a resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

Teekay Tankers Ltd.

54.	NOTICE OF BOARD MEETINGS

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

55.	ELECTRONIC PARTICIPATION IN MEETINGS

The Board or any committee thereof may participate in a meeting of such Board or committee by means of conference telephone or other communication equipment by means of which all persons participating in the meeting to communicate with each other, and participation in a meeting pursuant to this Bye-law shall constitute presence in person at such meeting.

56.	QUORUM AT BOARD MEETINGS

A majority of the Directors at the time in office, present in person or by participating by electronic means, shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice.

57.	BOARD TO CONTINUE IN THE EVENT OF VACANCY

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at Board meetings, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

58.	CHAIR TO PRESIDE

Unless otherwise agreed by a majority of the Directors attending a Board meeting, the Chair of the Board, if there be one who is present, and if not, the Chief Executive Officer of the Company, if there be one who is present, shall act as chair at such Board meeting. In their absence a chair of the meeting shall be appointed or elected by the Directors present at the meeting.

59.	WRITTEN RESOLUTIONS

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a Board or committee meeting duly called and constituted, such resolution to be effective on the date on which the resolution is signed by the last Director.

60.	VALIDITY OF PRIOR ACTS OF THE BOARD

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

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CORPORATE RECORDS

61.	MINUTES

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, and meetings of committees appointed by the Board.

62.	PLACE WHERE CORPORATE RECORDS KEPT

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

63.	FORM AND USE OF SEAL

63.1.	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

63.2.

A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

63.3.	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

64.	RECORDS OF ACCOUNT

64.1.	The Board shall cause to be kept proper records of account as may be necessary for the conduct of the business of the Company.

64.2.	Notwithstanding the foregoing, with respect to all transactions of the Company and, in particular, records of account shall be kept with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

Teekay Tankers Ltd.

64.3.

Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

64.4.	Such records of account shall be retained for a minimum period of five years from the date on which they are prepared.

65.	FINANCIAL YEAR END

The financial year end of the Company may be determined by resolution of the Board and failing such resolution, shall be 31st December in each year.

AUDITS

66.	ANNUAL AUDIT

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

67.	APPOINTMENT OF AUDITOR

67.1.	Subject to the Act, the Members shall appoint an Auditor to the Company to hold office for such term as the Members deem fit or until a successor is appointed.

67.2.	The Auditor may be a Member, but no Director, Officer or employee of the Company shall, during their continuance in office, be eligible to act as an Auditor of the Company.

68.	REMUNERATION OF AUDITOR

68.1.	The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting or in such manner as the Members may determine.

68.2.	The remuneration of an Auditor appointed by the Board to fill a casual vacancy in accordance with these Bye-laws shall be fixed by the Board.

69.	DUTIES OF AUDITOR

69.1.

The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

69.2.

The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

Teekay Tankers Ltd.

70.	ACCESS TO RECORDS

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

71.	FINANCIAL STATEMENTS AND THE AUDITOR’S REPORT

71.1.	Subject to the following Bye-law, the financial statements and/or the Auditor’s report as required by the Act shall:

(a)	be laid before the Members at the annual general meeting; or

(b)	be received, accepted, adopted or approved by the Members by written resolution passed in accordance with these Bye-laws.

71.2.

If all Members and Directors shall agree, either in writing or at a meeting, that in respect of a particular interval no financial statements and/or Auditor’s report thereon need be made available to the Members, and/or that no Auditor shall be appointed then there shall be no obligation on the Company to do so.

72.	VACANCY IN THE OFFICE OF AUDITOR

The Board may fill any casual vacancy in the office of the Auditor.

VOLUNTARY WINDING-UP AND DISSOLUTION

73.	WINDING-UP

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

BUSINESS OPPORTUNITIES OF THE COMPANY

74.	BUSINESS OPPORTUNITIES

General

74.1.	This Bye-law 74 anticipates the possibility that (a) Teekay Corporation may be a majority or significant Member of the Company, (b) certain Officers and/or Directors of the Company may

Teekay Tankers Ltd.

also serve as Officers and/or Directors of Teekay Corporation, (c) the Company and Teekay Corporation, either directly or through their subsidiaries, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and (d) benefits may be derived by the Company through its continued contractual, corporate and business relationships with Teekay Corporation and its subsidiaries. The provisions of this Bye-law 74 shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Company and its subsidiaries as they may involve Teekay Corporation and its subsidiaries, and their respective officers and directors, and the powers, rights, duties and liabilities of the Company and its Officers, Directors and Members in connection therewith.

Business Opportunities

74.2.

Except as may be otherwise provided in a written agreement between the Company and Teekay Corporation, Teekay Corporation shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Company, and the Company shall not be deemed to have an interest or expectancy in any business opportunity, transaction or other matter (each a “Business Opportunity”) in which Teekay Corporation engages or seeks to engage merely because the Company engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity.

Conduct of Teekay Corporation

74.3.

If Teekay Corporation acquires knowledge of a potential Business Opportunity that may be deemed to constitute a corporate opportunity of both Teekay Corporation and the Company, then, to the fullest extent permitted by law, Teekay Corporation (a) shall be deemed to have fully satisfied and fulfilled its duty (fiduciary or otherwise) to the Company and its Members with respect to such Business Opportunity, (b) shall have no duty to communicate or offer such Business Opportunity to the Company, and (c) shall not be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Company or its Members or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Company or its Members by reason of the fact that Teekay Corporation pursues or acquires such Business Opportunity for itself or directs such Business Opportunity to another person.

Definition

74.4.

For purposes of this Bye-law 74 only (a) the term “Company” shall mean the Company and all persons in which the Company beneficially owns (directly or indirectly) 50% or more of the issued and outstanding voting shares, voting power, partnership interests or similar voting interests, and (b) the term “Teekay Corporation” shall mean Teekay Corporation and all persons (other than the Company, as defined in accordance with clause (a) of this Bye-law 74) (i) in which Teekay Corporation beneficially owns (directly or indirectly) 50% or more of the issued and outstanding voting shares, voting power, partnership interests or similar voting interests or (ii) which otherwise are affiliates of Teekay Corporation.

Teekay Tankers Ltd.

Termination, Survival

74.5.

Anything in these Bye-laws to the contrary notwithstanding, this Bye-law 74 shall automatically terminate, expire and have no further force and effect on the date that (a) Teekay Corporation and its affiliates (other than the Company and its subsidiaries) cease to beneficially own Common Shares representing at least 20% of the total voting power of the Voting Shares and (b) no person who is a Director or Officer of the Company is also a director or officer of Teekay Corporation or a subsidiary or affiliate of Teekay Corporation (other than the Company and its subsidiaries). No addition to, alteration of or termination of this Bye-law 74 or any other provision of these Bye-laws shall eliminate or impair the effect of this Bye-law on any act, omission, right or liability that occurred prior thereto.

CHANGES TO CONSTITUTION

75.	CHANGES TO BYE-LAWS

These Bye-laws may be amended or repealed, or new Bye-laws may be adopted, by both (i) the affirmative vote of a majority of the entire Board or by unanimous written resolution of the Board in lieu of a meeting and (ii) approval of a majority of the total voting power of the Voting Shares; provided, however, that from and after the date that Teekay Corporation and its affiliates (other than the Company and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the Voting Shares, the approval of both (i) the affirmative vote of a majority of the entire Board or by unanimous written resolution of the Board in lieu of a meeting, and (ii) approval of at least 80% of the voting power of all the Voting Shares shall be required to amend or repeal Bye-laws: 19 (Annual Meetings), 20 (Special General Meetings), 23 (Notice), 28 (Quorum at General Meetings), 30 (Voting on Resolutions), 38 (Election of Directors), 39 (Nomination of Directors), 40 (Number of Directors), 41 (Removal of Directors), 42.2 (Vacancy in Office of a Director), 51 (Conflicts of Interest), 74 (Business Opportunities) or 75 (Changes to Bye-laws) of these Bye-laws.

76.	DISCONTINUANCE

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.